UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 2, 2005

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-5108	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts		02111
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:   (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.                                          Entry into a Material Definitive Agreement.

On March 2, 2005 the Executive Compensation Committee of the Registrant’s Board of Directors (the “Committee”) took the following action:

1.                                       Established the amount of the 2005 bonus pool, expressed as a percentage of Net Income Before Taxes and Incentive Compensation for the year above a specified threshold, under the Registrant’s Senior Executive Annual Incentive Plan and assigned benchmark bonus opportunities, expressed as a percentage of base salary, for each of the participants.  The benchmark bonus opportunity assigned to Ronald E. Logue, our Chairman and CEO, was 180% of base salary and to Edward J. Resch, our Executive Vice President and CFO, was 100% of base salary.  Bonus opportunities range between 70% and 150% of base salary for the other executives participating in the plan.  Actual bonuses awarded may be below or exceed the benchmark and will be determined next year by the Committee based on individual performance.

2.                                       Established the amount of the 2005 bonus pool, expressed as a percentage of SSgA’s Net Income Before Taxes and Incentive Compensation for the year under the SSgA Annual Incentive Plan and assigned benchmark bonus opportunities, expressed as a percentage of base salary, for each of the participants.  The benchmark bonus opportunity assigned to each of Alan John Brown, Executive Vice President, and Peter G. Leahy, SSgA Principal, two of our Named Executive Officers (“NEOs”) in our 2005 Proxy Statement, was 200% of base salary.  Actual bonuses awarded may be below or exceed the benchmark and will be determined next year by the Committee based on individual performance.

3.                                       Granted performance units for the 2005-2006 performance period under Registrant’s 1997 Equity Incentive Plan to the executive officer group.  All of these grants have a two-year performance period covering the years 2005 and 2006.  The Committee established performance targets for the performance period for these grants based upon earnings per share (70%) and return on equity (30%). After the end of the two-year performance period ending December 31, 2006, and subject to review and certification of performance results by the Committee, a cash payment will be calculated based upon the number of performance award units earned, if any, against the performance targets multiplied by the average market value of Registrant’s common stock over the last ten trading days at the end of the performance period.  The Committee granted performance award units to the following NEOs:

Name	Performance Award (# of Units) for 2005-2006

Ronald E. Logue	131,400
Chairman and CEO

Edward J. Resch	43,300
Executive Vice President

4.                                       Granted performance awards for the 2005-2007 performance period under the SSgA Performance Share Plan portion of Registrant’s 1997 Equity Incentive Plan to participants in that sub-plan, including two of our NEOs.  All of these grants have a three-year performance period covering the years 2005 through 2007.  The Committee established performance targets for the performance period for these grants based upon SSgA’s average Net Income Before Taxes growth over the performance period.  After the end of the three-year performance period ending December 31, 2007, and subject to review and certification of performance results by the Committee, awards are payable in shares of Registrant’s common stock equal to the number of target shares multiplied by the performance factor achieved.  The Committee granted performance awards under the sub-plan to the following NEOs:

Performance Awards (# of target shares) for
Name	2005-2007

Alan John Brown	21,028
Executive Vice President

Peter G. Leahy	17,762
SSgA Principal

5.                                       Approved amendments to, and a restatement of, the State Street Corporation Supplemental Defined Benefit Pension Plan (the retirement plan for certain key executive employees).  As amended, in summary, executive officers become eligible to participate in the plan on the January 1 after their appointment to the position of executive vice president or to a superior position.  Benefits (when expressed as a life annuity commencing at age 65) accrue under the plan at the annual rate of 2 ½% of eligible earnings (generally base salary plus bonus), up to a maximum of 50% of eligible earnings.  Participants begin to vest in benefits any time at or after age 53, provided that their combined age and years of service equal 60.  Benefits vest over a three-year period.  Upon retirement at age 65, participants in the plan are entitled to receive a lump sum distribution equal to the actuarial equivalent of their accrued benefit, reduced by other pension benefits from any source (other than social security).  For participants who retire early, the benefit is reduced by a factor of 3% for each year under the age of 65, provided, however, that any participants who on January 1, 2005 had reached age 55 and completed at least 10 years of service are grandfathered into an early retirement factor of 1% after age 60 and 2 ½% between ages 55 and 60.  If a participant becomes disabled or dies before retirement, the plan pays a disability benefit equal to the participant’s accrued benefit reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By: /s/ Edward J. Resch
	Name:	Edward J. Resch
	Title:	Executive Vice President, and Chief Financial Officer

Date: March 8, 2005